Exhibit 99.1

Talon Therapeutics Announces $11M Financing

SAN MATEO, Calif., January 9, 2012 (GLOBE NEWSWIRE) -- Talon Therapeutics, Inc. (OTCBB:TLON), today announced that it has entered into an Investment Agreement with Warburg Pincus and Deerfield Management, its largest shareholders, for the sale of $11 million in preferred stock. Talon intends to use the net proceeds from the financing to advance its clinical development and regulatory activities for Marqibo®, and for general corporate purposes. The Investment Agreement provides an option for the investors to purchase up to an additional $60M in preferred stock within one year following an accelerated approval of Marqibo.

"We are pleased Warburg Pincus and Deerfield continue to support the Company's initiatives. This $11 million will primarily fund our efforts to obtain FDA approval for Marqibo, which has a PDUFA date of May 13, 2012. The potential for subsequent cash infusions from this financing will support the launch of Marqibo in the U.S. and Marqibo's two ongoing Phase 3 programs," said Steven R. Deitcher, M.D., President and Chief Executive Officer and Board Member of Talon Therapeutics.

Terms of the Financing

On January 9, 2012, the Company entered into an Investment Agreement for the sale of up to $71 million of Preferred Stock, and closed on the sale of 110,000 shares of Series A-2 Preferred Stock ($11 million), at a per share sale price of $100. The Series A-2 Preferred Stock is convertible into shares of the Company's common stock at an initial conversion price of $0.30, subject to customary adjustments. From the date of the Investment Agreement until the first anniversary of the Company's receipt of marketing approval from the FDA for Marqibo, the investors have the right to invest up to an additional $60 million in Series A-3 Preferred Stock, which is initially convertible into common stock at a conversion price of $0.35, subject to customary adjustments. Upon issuance, the Series A-2 and A-3 Preferred Stock will accrete at 9% per annum, among other provisions.

In June 2010, the Company had previously entered into an investment agreement with Warburg Pincus and Deerfield Management that provided for a financing of up to $100 million in preferred stock. Of such total, $40 million was invested at a conversion price of $0.736. Effective with the completion of this new financing, the unused $60 million in available options from the June 2010 financing have been terminated.

Roth Capital Partners, LLC served as financial advisor to a special committee of Talon's board of directors and provided a fairness opinion in connection with the transaction.

About Marqibo

Marqibo is a novel, targeted Optisome™ encapsulated formulation product candidate of the FDA-approved anticancer drug vincristine. Talon has been developing Marqibo for the treatment of adult, Ph- ALL and adult aggressive NHL. Vincristine, a microtubule inhibitor, is FDA-approved for ALL and is widely used as a single agent and in combination regimens for treatment for hematologic malignancies such as lymphomas and leukemias. Talon's encapsulation formulation is designed to provide prolonged circulation of the drug in the blood and accumulation at the tumor site. These characteristics are intended to increase the dose of vincristine delivered in a safe and effective manner. Talon's NDA seeking accelerated approval of Marqibo® (vincristine sulfate liposomes injection) has been accepted for filing by the FDA. Marqibo will be reviewed by the FDA under Subpart H — Accelerated Approval of New Drugs for Serious or Life Threatening Illnesses, for the treatment of adult Philadelphia chromosome-negative (Ph-) acute lymphoblastic leukemia (ALL) in second or greater relapse or that has progressed following two or more lines of anti-leukemia therapy. The PDUFA date is May 13, 2012.

About Talon Therapeutics

Talon Therapeutics, Inc. is a biopharmaceutical company dedicated to seizing upon medical opportunities, efficiently and expertly leading product candidates through clinical development, and transferring value to patients, patient care providers, shareholders, corporate partners, and employees. In addition to Marqibo, the Company has additional pipeline opportunities some of which, like Marqibo, have the potential to improve delivery and enhance the therapeutic benefits of well characterized, proven chemotherapies and enable high potency dosing without increased toxicity.

The Talon Therapeutics, Inc. logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=3290

Forward-Looking Statement

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are often, but not always, made through the use of words or phrases such as "anticipates," "expects," "plans," "believes," "intends," and similar words or phrases. These forward-looking statements include without limitation, statements regarding Talon's ability to obtain accelerated approval of Marqibo for the treatment of adult Ph- ALL, the potential of Marqibo to be a safe and effective alternative for existing therapies, the timing, progress and anticipated results of the clinical development of Marqibo and Talon's other product candidates. Such statements involve risks and uncertainties that could cause Talon's actual results to differ materially from the anticipated results and expectations expressed in these forward-looking statements. These statements are based on current expectations, forecasts and assumptions that are subject to risks and uncertainties, which could cause actual outcomes and results to differ materially from these statements. Such risks and uncertainties include: that there can be no assurances that any of Talon's clinical and regulatory development efforts relating to Marqibo will be successful; that Talon's NDA for Marqibo will be approved; that the data of the clinical trials of Marqibo will be sufficient to support approval by the FDA of the NDA for Marqibo; that the results of the clinical trials of Marqibo will support Talon's claims or beliefs concerning Marqibo's safety and effectiveness; that Talon will be able to secure the additional capital necessary to fund its product development programs, including Marqibo, to completion; Talon's reliance on third-party researchers to develop its product candidates, and its lack of experience in developing and commercializing pharmaceutical products. Additional risks are described in the company's Annual Report on Form 10-K for the year ended December 31, 2010 and Quarterly Report on Form 10-Q for the period ending September 30, 2011. Talon assumes no obligation to update these statements, except as required by law.

CONTACT:    Investor & Media Contacts:
                     Investor Relations Team
                             (650) 588-6641
                             investor.relations@talontx.com